UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2026

Rocky Mountain Chocolate Factory, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36865	47-1535633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Turner Drive

Durango, Colorado 81303

(Address of principal executive offices) (Zip Code)

(970) 259-0554

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RMCF	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Sale-Leaseback of the Durango Property

On September 29, 2026, the Board of Directors (the “Board”) of Rocky Mountain Chocolate Factory, Inc. (the “Company”) approved a sale-leaseback of the Company’s property at 265 Turner Drive, Durango, Colorado (the “Durango Property”) with American Heritage Legacies, LLC (“AHL”). AHL is a local company controlled by the family of Allen Harper, the Company’s Interim Chief Executive Officer.

On September 30, 2026, the Company and AHL entered into a Contract to Buy and Sell Real Estate (Commercial) (the “Purchase Agreement”). Under the Purchase Agreement, the Company agreed to sell the Durango Property to AHL for $6.6 million. An independent appraisal of the Durango Property supported the purchase price. The Company expects to use the net proceeds to repay an aggregate of $6.6 million of outstanding promissory notes to RMC Credit Facility LLC, a Colorado limited liability company affiliated with Steven L. Craig who is currently a member of our Board, and RMCF2 Credit, LLC, a special purpose investment entity affiliated with Jeffrey R. Geygan, our former Interim Chief Executive Officer and current member of our Board (the “Notes”). The Notes accrue interest at 12% per annum. The Purchase Agreement also contains customary terms and conditions and is expected to close on or about October 15, 2026.

On October 1, 2026, the Company, as tenant, and AHL, as landlord, entered into a Commercial Lease for the Durango Property (the “Lease”). The Lease will commence on closing of the sale and has an initial term of ten years, with an option to renew for an additional ten-year term. Annual base rent is $624,000 for the first year and will increase by 2% annually thereafter. The Company will continue to pay all costs of owning, operating and maintaining the Durango Property, and the Durango Property will continue to serve as the Company’s corporate headquarters and its production and warehouse facility.

If the Company undergoes a Change of Control (as defined in the Lease), the Lease shall terminate in accordance with the terms of the Lease. In the event of a Change of Control, at AHL’s option, the Company must buy back the Durango Property for the greater of $6.93 million or its appraised value. The Lease also includes other customary terms for an agreement of this kind.

The agreements described in this Current Report on Form 8-K and the transactions contemplated thereby were reviewed and approved by the disinterested members of the Board and the Audit Committee of the Board in accordance with the Company’s Related Party Transaction Policy.

The foregoing description of the terms of the Purchase Agreement and the Lease does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement and the Lease, copies of which are included as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 7.01 Regulation FD.

On October 6, 2026, the Company issued a press release (the “Release”) announcing the sale-leaseback of the Durango Property. A copy of the Release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any other filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language included in such filing, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Contract to Buy and Sell Real Estate (Commercial), effective September 30, 2026, between Rocky Mountain Chocolate Factory, Inc. and American Heritage Legacies, LLC.
10.2	Commercial Lease, dated October 1, 2026, between American Heritage Legacies, LLC and Rocky Mountain Chocolate Factory, Inc.
99.1	Press Release, dated October 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2026	ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

	By:	/s/ Carrie Cass
Carrie Cass
Chief Financial Officer

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